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                                                                    Exhibit 10.8


                              MOHASCO CORPORATION
                             4401 Fair Lakes Court
                               Fairfax, VA  22033



                               December 15, 1993


Mr. John B. Sganga
c/o Mohasco Corporation
4401 Fair Lakes Court
Fairfax, VA   22033

Dear John:

                 This letter sets forth the mutual understanding between Mohasco Corporation (the "Company") and you regarding the terms and conditions of your employment by the Company.

                 The Company hereby employs you, and you, by signing in the space provided below, hereby accept employment and agree to remain in the employ of the Company during the Employment Period, as defined below, upon the terms and conditions provided in this letter. During the Employment Period, you will serve as the Chief Financial Officer and Executive Vice President of the Company and Fairwood Corporation, formerly known as MHS Holdings Corporation ("Fairwood"), and will have such additional titles, duties, authority and responsibilities with respect to Fairwood and its subsidiaries as the Board of Directors of the Company may from time to time reasonably prescribe or request; provided that such additional duties and responsibilities on the whole will not, with your other duties and responsibilities, require substantially more travel or work time than required with respect to your employment during 1993 for Fairwood and its subsidiaries; and provided further that you shall not be required to accept any such additional titles of director or officer without substantially similar protections from the Company as you are currently provided. You agree to perform diligently and competently all such duties and responsibilities. During the Employment Period, you will not engage (whether or not during normal business hours) in any other substantial business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, unless such activity and its scope are approved in advance in writing by the Board of Directors of the Company.

                 During the Employment Period, you will be compensated for the performance of your duties pursuant to the terms and conditions set forth in this letter at an annual rate of $150,000 (the "Base Salary"). The Board of Directors may from time to time, in its sole discretion, grant bonuses to you. During the Employment Period, you will be entitled to participate in the normal employee benefit plans and programs of the Company to the extent that your position, tenure, salary and other qualifications make you eligible to participate in accordance with their rules and regulations and the standard eligibility and vesting requirements of the Company, including without limitation the Company's Investment Plan for Salaried and Sales Employees.
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Mr. John B. Sganga
December 15, 1993
Page 2


Without limiting the generality of the foregoing, during the Employment Period you will be entitled to the following:

         A. The use for business purposes of a vehicle leased by the Company. Any imputed taxable income associated with your personal use of such vehicle will be included in the your annual W-2 statement. You will maintain such records relating to personal usage of the vehicle as are required under the Internal Revenue Code of 1986, as amended and as may be amended, and the rules and regulations thereunder, and provide copies of such records to the Company upon request. Within 30 days after the Expiration Date, the Company will, at your cost and upon your request, exercise any right which the Company may have to purchase the vehicle under such lease and convey all of its right, title and interest (without warranty) in such vehicle to you after any such purchase.

         B. Reimbursement for the costs of an annual, routine physical examination administered by a physician of your choosing.

         C. Reimbursement for the reasonable costs of preparation of your personal federal, state and local income tax returns.

                 The period of your employment pursuant to this letter will commence December 15, 1993 and will, unless sooner terminated as set forth below, continue through December 31, 1995 (such period as it may be earlier terminated being herein referred to as the "Employment Period"). The last day of the Employment Period shall be referred to in this letter as the "Expiration Date." The Board of Directors of the Company may at any time terminate your employment with or without cause. The term "cause" as used herein shall mean
(i) dishonesty, (ii) gross incompetence in the performance of your duties, responsibilities and obligations, (iii) your conviction for any crime involving moral turpitude, (iv) wilful refusal to carry out, in all material respects, the reasonable and proper directions of the Board of Directors of the Company or (v) a material breach by you of the terms or conditions set forth in this letter. If your employment is terminated by the Company without cause on or before December 31, 1995 (other than due to death or disability or other incapacity), you will be entitled to receive a severance payment in an amount equal to the lesser of (i) $150,000 and (ii) an amount equal to sum of the Base Salary payments that you would have received after the Expiration Date had you remained in the employ of the Company until December 31, 1995, which severance payment amount shall be payable in 12 equal monthly installments commencing 30 days after the Expiration Date. If your employment is terminated by the Company at any time for cause or due to your death or disability or other incapacity, you will not be entitled to receive any severance payment. The Employment Period shall terminate on the date of your death. In addition, the Employment Period may be terminated by the Company upon fourteen (14) days written notice to you if you become physically or mentally disabled or incapacitated to such an extent that you cannot adequately perform your duties for a period of 90 consecutive calendar days or
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Mr. John B. Sganga
December 15, 1993
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for an aggregate of 60 working days during any three-month period.  In the event that the Employment Period is terminated due to your disability or other incapacity, the Company will cooperate with you, your family and your legal representative in ascertaining amounts payable to you hereunder or in accordance with any Company benefits to which you are entitled. In the event that the Employment Period is terminated due to your disability or other incapacity, you authorize the Company to disclose such information to such persons.

                 From the Expiration Date until December 31, 1996, the Company will expend up to $3,000 per annum to provide you with medical benefits coverage comparable to that provided to you during the Employment Period. If the annual cost of such medical benefits coverage exceeds $3,000, you will be entitled to receive from the Company (to the extent not previously expended by the Company for such coverage) cash during such period at rate of $3,000 per annum for medical benefits coverage.

                 By reason of your employment by the Company and your services hereunder, you will have access to proprietary business information regarding the Company, Fairwood, and Fairwood' direct and indirect subsidiaries and operating companies (together, referred to herein as the "Fairwood Group"), including without limitation information and knowledge pertaining to sales and profit figures, products, marketing information, methods of operation and lists and relationships between and among the Fairwood Group and its customers, suppliers and others who have business dealings with the Fairwood Group (collectively, "Proprietary Business Information"); provided, however, that Proprietary Business Information shall be deemed to not include information (i) generally available or that becomes generally available to the public other than as a result of a disclosure by you or (ii) which becomes available to you from a source (other than the Company or its affiliates or any of their respective directors, officers, employees, advisors or other representatives), provided that such source is not known by you (nor should reasonably have been known by you) to be bound by a confidentiality agreement with, or other obligation of confidentiality to, the Company or another party. You will not, during or after your employment with the Company, use for yourself or others or disclose to others any Proprietary Business Information about the Fairwood Group, except as may be necessary for the performance of your duties hereunder. All correspondence, memoranda, notes, records, reports, plans, designs, studies, and any other papers or items received or made by you in connection with your employment by the Company will be the property of the Company, and you will deliver the original and all copies thereof to the Company on termination of your employment or on request.

                 The terms and conditions contained in this letter may be amended only by a writing executed and delivered by both the Company and you. The validity, performance, construction and effect of this letter agreement shall be governed by the laws of the state of New York without giving effect to the conflicts of laws principles thereof. This letter embodies the entire agreement and understanding between the Company and you and supersedes all prior
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Mr. John B. Sganga
December 15, 1993
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agreements and understandings related to the subject matter hereof.  The
Company, on behalf of the Fairwood Group, and you agree that all prior agreements or understandings related to your employment with the Company or with any other member of the Fairwood Group are hereby terminated and shall be of no further force and effect, including without limitation any such agreements or understandings set forth in the letters to you dated, September 30, 1988, August 12, 1991 and February 27, 1992, respectively, from Fairwood Corporation, Robert M. Hatch and Robert M. Hatch, respectively. In case any one or more of the provisions contained in this letter or in any instrument contemplated hereby, or any application thereof, shall be invalid, illegal or unenforceable in any respect, under the laws of any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein, and any other application thereof, shall not in any way be affected or impaired thereby or under the laws of any other jurisdiction.

                 If this letter correctly sets forth your understanding of our agreement, please indicate your acceptance and agreement in the space provided below.

                                                   Very truly yours,

                                                   MOHASCO CORPORATION


                                                   By: /s/ M. Saleem Muqaddam
                                                      --------------------------
                                                      M. Saleem Muqaddam,
                                                      Authorized Signatory

ACCEPTED AND AGREED:


 /s/ John B. Sganga
- -------------------------
John B. Sganga
Dated:  December 15, 1993